Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 10, 2009

Relating to Preliminary Prospectus Supplement dated June 10, 2009 to Prospectus dated March 27, 2009

Registration No. 333-158250

FINAL PRICING TERM SHEET

$500,000,000 7.50% Notes due 2019
Issuer:	International Game Technology
Title of Security:	7.50% Notes due 2019
Security Type:	SEC Registered
Principal Amount:	$500,000,000
Maturity Date:	June 15, 2019
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2009
Benchmark Treasury:	3.125% due May 15, 2019
Benchmark Treasury Yield:	3.954%
Spread to Benchmark Treasury:	T + 362.5 bps
Re-offer Yield:	7.579%
Coupon:	7.50%
Price to Public:	99.453%
Make-Whole Call:	T + 50 bps
Trade Date:	June 10, 2009
Expected Settlement Date:	T + 3; June 15, 2009
CUSIP Number:	459902 AR3
ISIN Number:	US459902AR30
Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc.
BBB by Standard & Poor’s Ratings Services
Joint Book-Running Managers:	Banc of America Securities LLC
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. Incorporated
RBS Securities Inc.
Wachovia Capital Markets, LLC
Co-Managers:	BNP Paribas Securities Corp.
Comerica Securities, Inc.
KeyBanc Capital Markets Inc.
U.S. Bancorp Investments, Inc.
UBS Securities LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement, the documents incorporated by reference therein, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor, New York, NY 10001, Attention: Prospectus Dept., telephone: 1-800-294-1322, E-mail: dg.prospectus_distribution@bofasecurities.com; Goldman, Sachs & Co., Prospectus Department, 85 Broad Street, New York, NY 10004, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; RBS Securities Inc., telephone: 1-866-884-2071; or Wachovia Capital Markets, LLC, telephone: 1-800-326-5897.

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